As filed with the Securities and Exchange Commission on December 19, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FedEx Corporation

(Exact name of registrant as specified in its charter)

Delaware	62-1721435
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

942 South Shady Grove Road, Memphis, Tennessee	38120
(Address of Principal Executive Offices)	(ZIP Code)

FedEx Corporation 2010 Omnibus Stock Incentive Plan

(Full title of the plan)

Christine P. Richards

Executive Vice President, General Counsel and Secretary

FedEx Corporation

942 South Shady Grove Road

Memphis, Tennessee 38120

(901) 818-7500

(Name, address and telephone number,
including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed	Amount of
Title of Securities	Amount to be	Maximum Offering	Maximum Aggregate	Registration
to be Registered	Registered	Price Per Share (1)	Offering Price (1)	Fee
Common Stock, par value $0.10 per share	12,000,000 shares	$136.90	$1,642,800,000	$211,592.64

(1)                 Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933 based upon the average ($136.90) of the high ($137.53) and low ($136.27) sales prices of the registrant’s common stock as reported on the New York Stock Exchange on December 12, 2013.

EXPLANATORY NOTE

This registration statement is being filed solely for the registration of additional shares of common stock of FedEx Corporation (the “Company”) for issuance pursuant to awards granted under the FedEx Corporation 2010 Omnibus Stock Incentive Plan (as amended, the “Plan”).  Accordingly, pursuant to General Instruction E to Form S-8, the contents of the earlier registration statement relating to the Plan (Registration No. 333-171232) is hereby incorporated by reference in this registration statement, except as revised in Part II of this registration statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                     Incorporation of Documents by Reference.

The following documents previously filed by the Company with the Securities and Exchange Commission are hereby incorporated by reference in this registration statement:

(a)                     The Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2013, filed on July 15, 2013;

(b)                     The Company’s Quarterly Reports on Form 10-Q for the quarter ended August 31, 2013, filed on September 19, 2013, and for the quarter ended November 30, 2013, filed on December 19, 2013;

(c)                      The Company’s Current Reports on Form 8-K filed on June 3, 2013, September 24, 2013, and December 10, 2013; and

(d)                     The description of the Company’s common stock contained in the Company’s registration statement on Form 8-A dated April 14, 2000, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 5.                     Interests of Named Experts and Counsel.

The legality of the shares of common stock registered hereunder will be passed upon by Christine P. Richards, the Company’s Executive Vice President, General Counsel and Secretary.  As of December 18, 2013, Ms. Richards owned 86,417 shares of the Company’s common stock and held options to purchase 201,915 shares of the Company’s common stock.  Of the options held by Ms. Richards, 142,603 were exercisable as of December 18, 2013.

Item 6.                     Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law (the “Delaware Law”) permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, under Section 174 of the Delaware Law, or for any transaction from which the director derived an improper personal benefit.

Article Thirteenth of the Company’s Third Amended and Restated Certificate of Incorporation (the “Charter”) provides that no director shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that Article Thirteenth does not eliminate or limit the liability of a director of the Company (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Law (relating to the unlawful payment of dividends and unlawful stock purchases or redemptions) or any amendment or successor provision thereto, or (iv) for any transaction from which the director derived an improper personal benefit. Article Thirteenth of the Charter does not eliminate or limit the liability of a director for any act or omission occurring prior to the date when Article Thirteenth became effective (December 3, 1997). Neither the amendment nor repeal of Article Thirteenth of the Charter, nor the adoption of any provision of the Charter inconsistent with Article Thirteenth, will eliminate or reduce the effect of Article Thirteenth with respect to any matter occurring, or any cause of action, suit or claim that, but for Article Thirteenth, would accrue or arise prior to such amendment, repeal or adoption of an inconsistent provision.

Section 145 of the Delaware Law permits a corporation to indemnify any of its directors, officers, employees or agents who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation (or another enterprise if serving at the request of the corporation), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. In any threatened, pending or completed action or suit by or in the right of the corporation, a corporation is permitted to indemnify any director, officer, employee or agent of the corporation (or another enterprise if serving at the request of the corporation) against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter if such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which the action or suit was brought shall determine upon application that, despite such adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or such other court shall deem proper.

Article VI, Section 1 of the Company’s Amended and Restated Bylaws provides that the Company shall, to the fullest extent permitted by the Delaware Law, (a) indemnify and hold harmless any person who was or is made or is threatened to be made a party to, or is otherwise involved in, any action, suit or proceeding by reason of the fact that he or she is or was a director, officer or managing director (or its equivalent) of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person in connection therewith, and (b) pay the expenses (including attorneys’ fees) incurred by any such person in defending any such action, suit or proceeding in advance of its final disposition; provided, however, that the payment of expenses incurred by a person in advance of the final disposition of the action, suit or proceeding shall be made only upon receipt of an undertaking by the person to repay all amounts advanced if it should ultimately be determined that the person is not entitled to be indemnified. The Company shall be required to indemnify and advance expenses to any such person in connection with an action, suit or proceeding (or part thereof) initiated by such person only if such action, suit or proceeding (or part thereof) was authorized by the Company’s Board of Directors.

The Company also has purchased insurance designed to protect the Company and its directors and officers against losses arising from certain claims, including claims under the Securities Act of 1933, as amended.

Item 8.  Exhibits.

Exhibit Number	Description

4.1

Third Amended and Restated Certificate of Incorporation of the Company (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K dated September 26, 2011 and filed September 28, 2011, and incorporated herein by reference).

4.2

Amended and Restated Bylaws of the Company (filed as Exhibit 3.3 to the Company’s Current Report on Form 8-K dated September 26, 2011 and filed September 28, 2011, and incorporated herein by reference).

* 4.3	FedEx Corporation 2010 Omnibus Stock Incentive Plan, as amended.

4.4

Form of Terms and Conditions of stock option grant pursuant to FedEx Corporation 2010 Omnibus Stock Incentive Plan, as amended (filed as Exhibit 4.4 to the Company’s Registration Statement on Form S-8 filed December 17, 2010, and incorporated herein by reference).

* 4.5	Form of Restricted Stock Agreement pursuant to FedEx Corporation 2010 Omnibus Stock Incentive Plan, as amended.

* 5.1	Opinion of Christine P. Richards, Executive Vice President, General Counsel and Secretary of the Company.

*15.1	Letter of Ernst & Young LLP regarding unaudited interim financial information.

*23.1	Consent of Ernst & Young LLP.

*23.2	Consent of Christine P. Richards (included in the opinion filed as Exhibit 5.1).

*24.1	Powers of Attorney (set forth on the signature page to this registration statement).

*Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on December 19, 2013.

FedEx Corporation

By:	/s/ John L. Merino
John L. Merino
Corporate Vice President and
Principal Accounting Officer

Power of Attorney:  Each person whose signature appears below hereby constitutes and appoints Christine P. Richards, Alan B. Graf, Jr. and John L. Merino, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with any and all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Frederick W. Smith	Chairman of the Board, President	December 19, 2013
Frederick W. Smith	and Chief Executive Officer and
Director (Principal Executive Officer)

/s/ Alan B. Graf, Jr.	Executive Vice President and	December 19, 2013
Alan B. Graf, Jr.	Chief Financial Officer
(Principal Financial Officer)

Signature	Capacity	Date

/s/ John L. Merino	Corporate Vice President and	December 19, 2013
John L. Merino	Principal Accounting Officer
(Principal Accounting Officer)

/s/ James L. Barksdale	Director	December 19, 2013
James L. Barksdale

/s/ John A. Edwardson	Director	December 19, 2013
John A. Edwardson

Director
Kimberly Jabal

/s/ Shirley Ann Jackson	Director	December 19, 2013
Shirley Ann Jackson

/s/ Steven R. Loranger	Director	December 19, 2013
Steven R. Loranger

/s/ Gary W. Loveman	Director	December 19, 2013
Gary W. Loveman

/s/ R. Brad Martin	Director	December 19, 2013
R. Brad Martin

/s/ Joshua Cooper Ramo	Director	December 19, 2013
Joshua Cooper Ramo

Signature	Capacity	Date

/s/ Susan C. Schwab	Director	December 19, 2013
Susan C. Schwab

/s/ David P. Steiner	Director	December 19, 2013
David P. Steiner

/s/ Paul S. Walsh	Director	December 19, 2013
Paul S. Walsh

EXHIBIT INDEX

Exhibit Number	Description

4.1

Third Amended and Restated Certificate of Incorporation of the Company (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K dated September 26, 2011 and filed September 28, 2011, and incorporated herein by reference).

4.2

Amended and Restated Bylaws of the Company (filed as Exhibit 3.3 to the Company’s Current Report on Form 8-K dated September 26, 2011 and filed September 28, 2011, and incorporated herein by reference).

* 4.3	FedEx Corporation 2010 Omnibus Stock Incentive Plan, as amended.

4.4

Form of Terms and Conditions of stock option grant pursuant to FedEx Corporation 2010 Omnibus Stock Incentive Plan, as amended (filed as Exhibit 4.4 to the Company’s Registration Statement on Form S-8 filed December 17, 2010, and incorporated herein by reference).

* 4.5	Form of Restricted Stock Agreement pursuant to FedEx Corporation 2010 Omnibus Stock Incentive Plan, as amended.

* 5.1	Opinion of Christine P. Richards, Executive Vice President, General Counsel and Secretary of the Company.

*15.1	Letter of Ernst & Young LLP regarding unaudited interim financial information.

*23.1	Consent of Ernst & Young LLP.

*23.2	Consent of Christine P. Richards (included in the opinion filed as Exhibit 5.1).

*24.1	Powers of Attorney (set forth on the signature page to this registration statement).

*Filed herewith.

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